Exhibit 10.10

RETIREMENT AGREEMENT
THIS RETIREMENT AGREEMENT (this “Agreement”), is made and entered into as of the 18th day of June, 2018, by and between LOWE’S COMPANIES, INC., a North Carolina corporation (the “Company”), and ROBERT A. NIBLOCK (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive is employed as the President and Chief Executive Officer and serves as the Chairman of the Board of Directors of the Company; and
WHEREAS, the Company and the Executive have negotiated and agreed upon the terms of this Agreement providing for his retirement as an employee and director of the Company and for the ongoing obligations of the parties following the Executive’s retirement.
NOW, THEREFORE, the parties hereby agree as follows:
1.    Continued Service; Retirement. The Executive shall continue to serve as the President and Chief Executive Officer and as Chairman of the Board of Directors of the Company until July 2, 2018 (the “Retirement Date”). Upon the Retirement Date, the Executive’s resignation as President and Chief Executive Officer and a director and Chairman of the Board of Directors of the Company shall be effective, and he shall retire and relinquish all positions and responsibilities with the Company and its subsidiaries and affiliates.
2.    Obligations of the Company.
(a)    Salary and Benefits. For his service to the Company through the Retirement Date, the Executive shall continue to receive his current annual base salary and participate in all of the Company’s incentive compensation and benefit plans and fringe benefit and perquisite programs and shall receive any and all payments and benefits earned thereunder up to and through the Retirement Date. Not in limitation of the immediately preceding sentence, the Company shall pay to the Executive a pro rata portion of the Executive’s annual incentive for the fiscal year in which the Retirement Date occurs based on the portion of the fiscal year the Executive worked through the Retirement Date and the Company’s actual performance through the end of that year, such pro-rated annual incentive to be paid to the Executive on the same date on which annual incentives are paid to other Company executives for such fiscal year.
(b)    Unvested Equity Compensation Awards. The Executive’s retirement in accordance with the terms and provisions of this Agreement shall constitute retirement with “the approval of the Board” for purposes of the grant agreements evidencing all unvested nonqualified stock option, restricted stock and performance share unit awards held by the Executive.
(c)    Administrative Support. The Company shall provide the Executive secretarial and administrative support at the same level provided to him immediately prior to the Retirement Date for the eighteen (18) month period commencing on the Retirement Date.
(d)    Indemnification; Liability Insurance. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact the Executive was a director, officer or employee of the Company or was serving at the request of the Company as director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s articles of incorporation and bylaws and such indemnification shall continue to the Executive even though the Executive has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by the Executive in connection with a Proceeding within twenty (20) days after receipt by the Company of a written request for such advance. Such request, however, must include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined the Executive is not entitled to be indemnified against such costs and expenses. The Company further agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the same extent as the Company’s directors and officers are covered until such time as suits against the Executive are no longer permitted by law.
3.    Obligations of the Executive.
(a)    Release. Not earlier than the Retirement Date, and not later than twenty-one (21) days after the Retirement Date(the “Restricted Period”), the Executive will execute and deliver to the Company the general release (the “Release”) in the form attached hereto as Exhibit A. The Executive shall have a period of seven (7) days after executing the Release to revoke the Release by providing written notice of revocation given to the Company.
(b)    Restrictive Covenants. For a period of twenty-four (24) months following the Retirement Date, the Executive will not:
(i)    directly or indirectly provide or perform any services for a “Competing Enterprise” (as defined below), whether as an employee, consultant, agent, contractor, officer, director or any other capacity; or
(ii)    interfere directly or indirectly with any of the Company’s relationships with its existing or potential employees, suppliers, customers or developers.
For purposes of this Agreement, the term “Competing Enterprise” means any business: (A) with total annual sales of at least five hundred million dollars ($500 million USD) with retail locations or distribution facilities in any state or territory of the United States; and (B) that provides goods or services to customers in the United States, through retail or electronic means (internet, mobile application, etc.), that are the same as, substantially similar to, or otherwise in competition with the Company’s products or services, and such term shall include, but not be limited to, the following entities: The Home Depot, Inc.; Sears Holdings, Inc.; Costco Wholesale Corporation; Wal-Mart Stores, Inc.; Menard, Inc.; Amazon.com, Inc.; Best Buy, Inc.; Ace Hardware Corp.; Tractor Supply Co.; Lumber Liquidators Holdings, Inc.; Wayfair, LLC; Jet.com, Inc.; and True Value Company.
(c)    Confidential Information. The Executive shall not without limitation in time, disclose to others or use, whether directly or indirectly, any Confidential Information (as hereinafter defined). For purposes of this Agreement, the term “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates or any of their respective clients or customers that was learned by the Executive in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information, but excludes information (i) which is in the public domain through no unauthorized act or omission of Executive; or (ii) which becomes available to the Executive on a non-confidential basis from a source other than the Company without breach of such source’s confidentiality or non-disclosure obligations to the Company. Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Notwithstanding any provision in any agreement between the Executive and the Company, the Executive may disclose any confidential or non-public information (i) to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress and any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal law or regulation or (ii) as required by law or order by a court; provided, however, the Executive agrees to notify the Company in advance if the Executive is required to provide information or testimony in connection with any action brought by a nongovernmental or non-regulatory person or entity.
(d)    Continuing Cooperation. Until the expiration of the applicable statutes of limitations, the Executive agrees to provide continuing cooperation to the Company in the defense of any asserted or unasserted claims, charges or lawsuits pending against it. Such cooperation shall include, but not be limited to, providing the Company with information, affidavits, deposition testimony or testimony as a witness in any forum. The Executive shall be reimbursed for any reasonable, third-party out of pocket expenses incurred at the Company’s request in connection with providing such continuing cooperation.
(e)    Enforcement. The Company and the Executive agree that, in the event of the breach or a threatened breach by Executive of any of the provisions of this Section, the Company would suffer irreparable harm and money damages would be an inadequate remedy therefor, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section hereof. In addition, in the event of an alleged breach or violation by Executive of this Section, (i) the Restricted Period shall be tolled until such breach or violation has been duly cured, and (ii) the Company shall be entitled to recover from the Executive all profit, remuneration or other consideration the Executive gains from breaching the covenant and damages that the Company suffers as a result of the breach.
4.    Tax Withholding and Reporting. The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.
5.    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. Any claim arising out of or relating to this Agreement shall be instituted in the federal or state courts in the State of North Carolina, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction and venue of such court(s).
6.    Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations, promises, inducements and understandings of the parties. This written

Agreement cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. Moreover, this written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and the Executive.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LOWE’S COMPANIES, INC.

By:	/s/ Ross W. McCanless

/s/ Robert A. Niblock
Robert A. Niblock

Exhibit A
GENERAL RELEASE AGREEMENT

1.    General Release. In consideration of the benefits provided to the undersigned (the “Executive”) pursuant to that certain Retirement Agreement dated June 18, 2018 by and between LOWE’S COMPANIES, INC. a North Carolina corporation (the “Company”), and the Executive (the “Retirement Agreement”), the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, as well as each of the Company’s officers, directors, employees, parents, subsidiaries, or related entities and agents (the Company and the Company officers, directors, employees, parents, subsidiaries, related entities, and agents being collectively referred to herein as the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, demands, costs, losses, debts, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, in law or equity, arising out of the Executive’s employment with the Company or the termination of the Executive’s employment with the Company, including, without limitation, all claims asserted or that could be asserted by the Executive against any of the Releasees in any litigation arising in federal, state, or municipal court asserting any claim arising from any alleged violation by the Releasees of any federal, state, or local statutes, ordinances, or common law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Civil Rights Act of 1866, and any other employment discrimination laws, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds, as well as any claims based on theories of retaliation, wrongful or constructive discharge, breach of contract or implied covenant, fraud, misrepresentation, intentional and/or negligent infliction of emotional distress, or defamation, which the Executive now has, owns, or holds, or claims to have, own, or hold, or which the Executive had, owned, or held, or claimed to have, own or hold at any time before execution of this Agreement, against any or all of the Releasees.
2.    Claims Not Released. This General Release Agreement’s general release provisions exclude the Executive’s rights or claims (a) to accrued or vested benefits under an employee benefit plan or program maintained by the Releasees, (b) for indemnification and insurance as provided for in Section 2(d) of the Retirement Agreement or (c) that may arise after the date of execution of this General Release Agreement, including, but not limited to, claims that may arise under an employee benefit plan or program maintained by the Releasees. Neither does this General Release Agreement interfere with the Executive’s right to file a charge with or participate in an investigation or proceeding conducted by, or provide information to the Equal Employment Opportunity Commission or to file a complaint under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), challenging the validity of this General Release Agreement. However, if the Executive files such a charge, he shall be entitled to no monies, pay, compensation or relief of any type from the Releasees as a result of the charge.
3.    Execution and Revocation of Release. The Executive must execute this General Release Agreement, and deliver it to the Company, not earlier than the “Retirement Date” (as defined in the Retirement Agreement) and not later than twenty-one (21) days after the Retirement Date. The Executive may revoke this General Release Agreement at any time during the seven (7) days following the date of his execution of this General Release Agreement. The executed General Release Agreement and any notice of revocation shall be provided to the Chief Legal Officer of the Company by personal delivery or certified mail, return receipt requested, to Lowe’s Companies, Inc., 1000 Lowe’s Boulevard, Mooresville, NC 28117.

IN WITNESS WHEREOF, the Executive has executed this General Release Agreement as of the 2nd day of July, 2018.

/s/ Robert A. Niblock
Robert A. Niblock